Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements listed below of our report dated June 30, 2014, with respect to the statements of net assets available for benefits of Coca-Cola Refreshments Bargaining Employees’ 401(k) Plan as of December 31, 2013 and 2012, the related statement of changes in net assets available for benefits for the year ended December 31, 2013, and the related supplemental schedule of schedule H, line 4i – schedule of assets (held at end of year) as of December 31, 2013, which report appears in the annual report on Form 11-K of Coca-Cola Refreshments Bargaining Employees’ 401(k) Plan for the year ended December 31, 2013:

1.	Registration Statement No. 333-172541 on Form S-8, dated March 1, 2011, as amended

2.	Registration Statement No. 333-194214 on Form S-8, dated February 28, 2014

/s/ BANKS, FINLEY, WHITE & CO.

College Park, Georgia

June 30, 2014